JetBlue Airways Investor Relations

Amy Carpi

Cindy England

(203) 669-3191

ir@jetblue.com

Investor Update

December 20, 2006

This investor update provides our updated investor guidance for the fourth quarter ending December 31, 2006, full year 2006 and selected 2007 guidance.

Current News

JetBlue has recently announced and/or launched service to the following new city pairs:

City Pair	Frequency	Start Date
JFK – Columbus, OH	4x	October 3, 2006
Washington, D.C./Dulles – Palm Beach, FL	1x	October 3, 2006
Boston, MA – Raleigh-Durham, NC	1x	October 18, 2006
Boston, MA – Columbus, OH	1x	October 18, 2006
JFK – Cancun, Mexico	1x	November 30, 2006
Boston, MA – San Juan	1x	December 13, 2006
Newburgh, NY – Fort Lauderdale, FL	2x	December 19, 2006
Newburgh, NY – Orlando, FL	2x	December 19, 2006
JFK – Chicago O’Hare	5x	January 4, 2007
Long Beach, CA – Chicago O’Hare	2x	January 4, 2007
Newburgh, NY – Palm Beach, FL	1x	January 5, 2007
Boston, MA – Cancun, Mexico	1x	March 2, 2007

Capacity Growth

(Year over year percentage growth range)

	Fourth Quarter 2006	Full Year 2006	Full Year 2007*
Available Seat Miles (ASMs)	13-15%	19-21%	11-14%

*Assumes removal of one row of seats from each of our Airbus A320 aircraft is complete by March 2007, which will result in our A320s offering at least 36-inch pitch in rows 1-11 and at least 34-inch pitch in rows 12-25.

ASMs by Aircraft Type as a Percentage of Total ASMs

	Fourth Quarter 2006 (quarter average)		Full Year 2006 (full year average)
	A320	E190	A320	E190
Estimated ASMs by Aircraft Type as a Percentage of Total ASMs	92%	8%	95%	5%

Our average stage length is projected to be approximately 1,100 miles in the fourth quarter of 2006 versus 1,324 miles in the same prior year period and approximately 1,200 miles for the full year 2006 versus 1,358 miles for full year 2005.

Aircraft Delivery Schedule

As of December 31, 2006, we expect to operate a fleet of 96 Airbus A320 aircraft and 23 EMBRAER 190 aircraft. We will have on order 160 aircraft with options to acquire 149 additional aircraft, which are scheduled for delivery through 2015 (on a relatively even basis during each year).  The 2007 delivery schedule and related financing is:

	A320 firm	Committed Financing		E190 firm	Committed Financing
		Mortgage	Sale/Leaseback		Mortgage	Sale/Leaseback
Q107	4	4		3		3
Q207	3	3		2		2
Q307	2			2		2
Q407	3			3		1
Total at Year End*	108	78	25	33	1	30

*The total fleet included in the table above may decrease as we consider possible combinations of aircraft sales, assignments, and/or leases.

Passenger Revenue per Available Seat Mile (PRASM)

(Year over year percentage improvement)

Estimated Fourth Quarter 2006	22-24%
Estimated Full Year 2006	12-14%

Stock Option Expense

We estimate that our stock compensation expense under FAS 123(R) will be approximately $5 million in the fourth quarter of 2006 and will total approximately $21 million for the full year 2006.

Fuel Hedges

We continue to enter into advanced fuel derivative agreements to reduce our exposure to fluctuations in fuel price.  As of December 20, 2006, the agreements covering the fourth quarter of 2006 and full year 2007 are:

	Gallons (Est. % of consumption)	Price
Q4 ‘06	67 million (70%)

19% in heat collars with the average cap at $2.31/gal and the average put at $1.93/gal

38% in heat swaps at an average of $1.89/gal

13% in crude caps with upside protection

beginning at $67/bbl and capped at $86/bbl

Q1 ‘07	68 million (66%)	21% in heat collars with the average cap at $2.35/gal and the average put at $1.95/gal 45% in heat swaps at an average of $1.79/gal
Q2 ‘07	47 million (42%)

11% in heat collars with the average cap at $2.33/gal and the average put at $1.95/gal

20% in heat swaps at an average of $1.77/gal

11% in crude collars with the average cap at  $74/bbl and the average put at $59/bbl

Q3 ‘07	18 million (16%)	5% in heat swaps at an average of $1.80/gal 11% in crude collars with the average cap at $74/bbl and the average put at $59/bbl
Q4 ‘07	6 million (5%)	5% in heat swaps at an average of $1.88/gal

	Fourth Quarter 2006	Full Year 2006
Estimated Fuel Gallons Consumed	97 million	376 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$1.91	$1.99

Cost per Available Seat Mile (CASM) at Assumed Fuel Cost

(Estimated year over year percentage increases)

	Fourth Quarter 2006	Full Year 2006
Estimated CASM	4-6%	11-13%

Cost per Available Seat Mile (CASM) Excluding Fuel

(Estimated year over year percentage increases)

	Fourth Quarter 2006	Full Year 2006
Estimated Ex-fuel CASM	3-5%	5-7%

Operating Margin

(Estimated operating margin range)

	Fourth Quarter 2006	Full Year 2006
Estimated Operating Margin Range	9-11%	5-6%

Income (Loss) Before Income Taxes

(Estimated pre-tax margin range)

	Fourth Quarter 2006	Full Year 2006
Estimated Pre-tax Margin Range	4-6%	0-1%

Weighted Average Shares Outstanding

Share count estimates for calculating basic and diluted earnings per share are:

Fourth Quarter 2006		Full Year 2006
Diluted	Basic	Diluted	Basic
184.1 m.	177.4 m.	178.4 m.	175.3 m.

These share count estimates assume no stock price appreciation and are based on several assumptions, including the number of shares outstanding.  The number of shares used in our actual earnings per share calculation will likely be different from those stated above.

Capital Expenditures

(million)

	2006 Estimates	2007 Estimates
Aircraft	$1,050	$830
Non-aircraft	$85	$140*
Total	$1,135	$970

*2007 non-aircraft capital expenditure estimate includes $60 million in leasehold improvements related to construction of the Company’s new terminal at JFK.

This investor update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the integration of the EMBRAER 190 aircraft into our operations; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2005 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this update.